Exhibit 99.1

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Douglas Sherk, 415-896-6820	Christopher Gale 646-201-5431
Michael Pollock, 415-896-5860

STAAR SURGICAL REPORTS 14% FOURTH QUARTER REVENUE GROWTH

Cash Used for Operating Activities Declines to Less Than $1 Million
 Gross Margin Increases to 57.1%
 Programs Implemented to Yield Additional Cost Savings During 2009 & 2010
First Quarter Sales Off to Strong Start

MONROVIA, CA, March 16, 2009 — STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported financial results for the fourth quarter and full year ended January 2, 2009.    The financial results for both periods include the operating performance of STAAR Japan, which STAAR acquired at the beginning of fiscal year 2008.

Fourth Quarter Highlights

Financial Highlights
-	Total sales grew 14% year-over-year to $18.2 million due to strong sales of STAAR Japan of $3.7 million; 19% growth excluding impact of currency; total sales excluding Japan declined 9%
-	International sales grew 23% year-over-year, 30% excluding impact of currency
-	U.S. sales declined by 6% while operating expenses, excluding other charges, declined by 21%
-	Gross margin improved 700 basis points from the year ago period to 57.1%
-	Operating loss increased by 127% due to patent impairment charge and litigation verdict, reduced by 41%, excluding these other operating expenses
-	Cash used for operating activities during the quarter, including Japan, decreased to $991,000 and $514,000 excluding Japan; legal costs paid during the quarter total $600,000

“Our fourth quarter performance, though below our original expectations, capped a year of significant achievements for STAAR Surgical,” said Barry G. Caldwell, President and CEO.  “For the full year, we grew revenue 26%, increased gross margin by more than 600 basis points excluding acquisition accounting charges and reduced cash used for operating activities by $6.4 million or 57%, excluding Japan.  During the fourth quarter, we grew sales by 14%, reduced our cash burn from operations by approximately 81%, excluding Japan, to approximately $500,000 and implemented additional programs to enhance our profitability prospects in 2009.  Though it is data for only the first two months of 2009, and we cannot be certain that current trends will continue, we have generated operating profits before non-cash charges during this period.”

“At year’s end we implemented a new U.S. sales force structure designed to maximize our Collamer material positioning for both ICLs and IOLs, as well as improve efficiencies.  We expect that the implementation of this structure should yield us approximately $1 million in additional cost savings during 2009.”

“Gross margin increased 700 basis points from the fourth quarter of 2007, and outside of Japan and excluding special charges we decreased year over year operating expenses by sixteen percent or $1.8 million,” added Mr. Caldwell.  “Our global Visian ICL fourth quarter sales declined slightly compared to the year ago period due primarily to two factors.  First, we significantly reduced the practice of taking higher volume bulk sales during 2008 in the U.S. which was a larger factor in comparison to the fourth quarter of 2007.  Also during the fourth quarter, our international distributors were all making efforts to reduce their inventory levels in this weakened economy as compared to their historical year-end inventory build.  Aside from these two developments, our Visian ICL sales momentum remains strong and through the first two months both global and U.S. Visian ICL sales have grown in excess of 25% for the first quarter of 2009.”

“We also continued to make progress with our IOL product line sales during the fourth quarter,” Mr. Caldwell continued. “While total IOL sales increased 47% due to the strong contribution from Japan, our U.S. IOL sales decreased by only five percent as compared to a 26% decline in the fourth quarter of 2007.  Our seven point plan to restore profitability to the US IOL business remains on track.  In fact, at this point, we believe we are positioned to grow U.S. IOL sales in the first quarter as a result of our new NTIOL products and our new pricing strategy that assists doctors in this difficult economic environment.”

“In addition, we have begun a Centers of Excellence project which is designed to take advantage of our key competencies in Japan and the U.S.  In Japan the organization has demonstrated a real excellence in delivery systems for IOLs.  Japan will become our Center of Excellence for lens delivery research and development.  The U.S. organization has demonstrated an excellence in developing and manufacturing lens materials and designs.  The U.S. will become our Center of Excellence for the manufacturing of lenses.  Both of these moves should enhance our ability to introduce new technologies while reducing the cost of our IOLs significantly beginning in 2010.

“Our strong operational progress during the fourth quarter and first two months of 2009 has been overshadowed by the $4.9 million jury verdict in favor of Parallax Medical Systems, Inc. subsequent to year end.  The next step in this case will be the formal entry of a judgment on the jury verdict by the judge hearing the case, which we expect will be completed before the end of March.  We will use the 15-day filing extension for our 2008 10-K so that we can better assess the effects of the final judgment on our liquidity and capital resources,” Mr. Caldwell concluded.

Financial Performance for the Fourth Quarter and Full Year  Ended January 2, 2009

Total product sales for the quarter were $18.2 million, a 14% increase over the $15.9 million reported for the fourth quarter of 2007.   The increase in sales was led by strong sales of STAAR Japan, which were $3.7 million in the quarter. Outside of Japan, international sales decreased 10% primarily due to changes in currency which negatively impacted international and total fourth quarter sales by $804,000 but also due to soft distributor sales of ICLs and IOLs.   Total U.S. sales for the fourth quarter were $4.5 million, a six percent decrease from the fourth quarter of 2007.    U.S. Visian ICL sales were $1.0 million, flat with the level recorded for the comparable period of 2007.

Total product sales for 2008 were $74.9 million, a 26% increase over the $59.4 million reported for 2007. The increase in sales was led by strong international product sales, which grew 41% and included $12.7 million in sales from STAAR Japan, which exceeded the Company’s goal for this market.  Outside of Japan, total international product sales grew 9% due to the $1.6 million favorable effect of currency and a 26% increase in Visian ICL sales.  Total U.S. sales for 2008 were $18.9 million, down four percent from $19.7 million in 2007.  U.S. Visian ICL sales were $4.9 million, up 18% over $4.1 million in 2007.

Gross profit margin for the fourth quarter was 57.1%, compared to 50.1% in the fourth quarter of 2007.  Gross profit margin for 2008 was 53.6%, compared with 49.3% for 2007.  Excluding purchase accounting charges recorded in the first quarter of 2008, gross profit margin was 55.6% for the year.  The significant improvement in gross profit margin for the quarter is due to sales of preloaded IOLs in Japan, which yield higher average selling prices than in other countries.  The improvement for the year is due to increased sales of Visian ICL and TICLs and sales of preloaded IOLs in Japan.  Each one of STAAR’s reporting sales entities increased its gross margin percentage for the year as compared to 2007.

General and administrative expenses for the quarter were $4.3 million, representing a 27% increase over the $3.4 million incurred in the fourth quarter of 2007.  The increase was due to incremental G&A costs of STAAR Japan of $1.1 million.  Otherwise, G&A expenses were flat to Q4 of 2007.  General and administrative expenses for 2008 were $15.7 million, representing a 21% increase over the $13.0 million incurred in 2007. The increase resulted from incremental G&A costs of STAAR Japan of $3.7 million, partially offset by decreased costs in the U.S.

Marketing and selling expenses for the fourth quarter were $6.4 million, a one percent decrease from the fourth quarter of 2007.  The decrease was due to lower expenses in the U.S., Europe and Australia offset by the incremental costs of STAAR Japan of $1.2 million.  Marketing and selling expenses for 2008 were $27.1 million (including $4.1 million for Japan), representing a 14% increase over the $23.7 million incurred in 2007.  Changes in currency had a $295,000 favorable effect on marketing and selling expenses for the quarter and a $560,000 unfavorable effect for the full year 2008.

Research and development expenses for the quarter were $2.0 million, including $637,000 for Japan, which represents a 15% increase over the $1.7 million incurred in the fourth quarter of 2007.   Research and development expenses for 2008 were $7.9 million, which represents an 18% increase over the $6.7 million incurred in 2007.  The increase is due to the incremental costs of STAAR Japan ($2.2 million), partially offset by cost reductions in the U.S.

Included in other operating expenses for the quarter is a $1 million non-cash expense associated with the impairment of certain patents which have been determined to have minimal fair value and a reserve of $4.9 million for the jury verdict in favor of Parallax Medical Systems, Inc. subsequent to year end.  Also included in other operating expenses for the full year is the $3,850,000 loss on settlement of preexisting distribution arrangement recorded in connection with the purchase of STAAR Japan.

For the quarter ended January 2, 2009, net loss was $9.5 million or $0.32 per share, compared with $4.3 million or $0.15 for the fourth quarter of 2007.  The per share loss associated with the patent impairment charge and the jury verdict was $0.03 and $0.17, respectively.  Non-cash expenses for the quarter were $2.6 million.  For the year ended January 2, 2009, the net loss was $23.2 million or $0.79 per share, compared with $16.0 million or $0.57 for the year ended December 28, 2007.  The net loss per share associated with other operating expenses was $0.38.  Total non-cash expenses, including those associated with STAAR Japan were $11.0 million during 2008, versus $2.1 million during 2007.

At January 2, 2009, cash and cash equivalents were $5.0 million, compared to $10.9 million at December 28, 2008.  During the quarter the Company used $991,000 of cash for operating activities compared with $3.4 million in the first quarter of 2008, $2.8 million in the second quarter of 2008 and $1.1 million in third quarter of 2008 and $1.7 million in the fourth quarter of 2007.  Cash used in operating activities for the year ended January 2, 2009 was $8.2 million compared with the $11.2 million reported for the prior year.  STAAR Japan used $477,000 and $3.4 million in cash for operating activities for the three and 12 months ended January 2, 2009, respectively.  Excluding Japan, for the full year, cash used in operating activities has declined 58% from the amount used during 2007.

Conference Call
The Company will host a conference call and webcast on Monday, March 16, 2009 at 4:30 p.m. Eastern Time to discuss the Company’s fourth quarter and current corporate developments.  The dial-in number for the conference call is 800-218-0713 for domestic participants and 303-262-2052 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days.  This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11125535#.  To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com.  An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma.  Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 40 countries. Collamer® is the brand name for STAAR’s proprietary collagen copolymer lens material. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following:  projections of earnings, revenue, sales, cash or other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; strategies or objectives; prospects for appeal of the adverse verdict in the Parallax litigation; continued growth of the ICL, TICL or other products in the U.S. or international markets; expected cost savings; our future performance; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the need to satisfy the forthcoming judgment in the Parallax case or post an appeal bond and the resulting effect on our liquidity, our limited capital resources and limited access to financing, the need to defend other litigation similar to the Parallax case and to satisfy judgment in the event of an adverse ruling in that case, for which we have taken no reserve, the effect the global recession may have on sales of products, especially products such as the ICL used in non-reimbursed elective procedures, the challenge of managing our foreign subsidiaries, the risk that we will not succeed in introducing improved products that restore the profitability of our U.S. IOL product line, our ability to resolve FDA concerns over the clinical study for the Toric ICL and to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery in general in the U.S.

STAAR currently lacks the cash to satisfy the judgment expected to result from the $4.9 million verdict in the Parallax case (the “Judgment”), or to fund the bond necessary to pursue appeal, and the court has not yet determined whether or for how long it will stay execution of the Judgment.  If STAAR is unable to satisfy the Judgment or post an appeal bond before the expiration of any discretionary stay of the court, STAAR could be required to petition for protection under federal bankruptcy laws, which could further impair its financial position and liquidity, and would likely result in a default of its other debt obligations. STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Use of Non-GAAP information
This news release presents selected items from the Company’s Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Cash Flows as reported in accordance with U.S. generally accepted accounting principles (“GAAP”), and also on a non-GAAP basis after excluding data reported by STAAR Japan.

The Company completed the acquisition of the remaining interests in STAAR Japan on December 29, 2007, the first day of its 2008 fiscal year.  Prior to the acquisition, the Company reported its 50% ownership interest in STAAR Japan as an equity investment and did not incorporate STAAR Japan’s financial data in the Company’s financial statements.  As a result, the Company’s financial results in 2008 have been significantly affected by both non-recurring charges resulting from the accounting treatment of the transaction and by the consolidation of the results of STAAR Japan from the first quarter of 2008 forward.  STAAR’s management believes that it is important for investors to be able to identify the trends in its core business, including expense reduction, revenue enhancement and gross profit improvement, and that these trends can be discerned only by a comparison of 2007 financial data with non-GAAP 2008 data that excludes the newly added results from STAAR Japan.  Since acquisition of the remaining interests in STAAR Japan, the Company’s management has used this non-GAAP information internally to measure its progress compared to 2007 in achieving positive cash flow and returning to profitability.  The Company’s management currently believes that this information will enhance investors’ overall understanding of its core performance when financial statements include comparisons to periods preceding the STAAR Japan acquisition.  Going forward, the Company must achieve positive cash flow and profitability as a consolidated enterprise with STAAR Japan, and accordingly the Company cautions investors to consider both the GAAP financial statements as well as the non-GAAP financial information. The table below shows the following information from which this non-GAAP measure is derived:  the statement of operations for STAAR Japan, Inc. in relevant periods, the statement of operations for the Company reported in accordance with GAAP for the same periods, and the effect of excluding the data for STAAR Japan, Inc.

When assessing the effectiveness of its initiatives to enhance long-term performance by reducing expenses, management may eliminate the effect of significant non-recurring expenses in order to discern underlying trends.  In the 2008 fiscal year, the Company’s results were significantly affected by the following non-recurring expenses classified as “other expense”:  a $1.5 million purchase accounting charge related to inventory purchased in the acquisition of STAAR Japan, Inc.; a $3.8 million charge for the settlement of a pre-existing distribution arrangement in connection with the STAAR Japan, Inc. acquisition, an impairment charge related to reversing the valuation of a patent from which STAAR does not expect to derive significant value, and the effect of an expected $4.9 million court judgment that will occur in 2009 but is accrued in fiscal year 20008.  Because the effect of these charges can overwhelm the effect of meaningful trends in the Company’s business performance, management considers both GAAP expenses and non-GAAP expenses excluding these non-recurring items.  The Company believes that this non-GAAP expenses measure is also helpful to investors in discerning underlying trends.  The following table shows the cumulative effect of the excluded non-recurring items.

The Company conducts a significant part of its activities outside the U.S.  It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros.  The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars.  When preparing its financial statements in conformance with GAAP, the Company translates foreign currency sales and expenses to dollars at the weighted average of exchange rates in effect during the period.  As a result, the Company’s reported performance may be significantly affected by currency fluctuations. In order to compare the Company’s performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well.  Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its mangers are achieving their performance goals.  The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company’s performance without the external effect of changes in relative currency values.  The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

(Tables to Follow)

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended		Year Ended
	January 2,	December 28,	January 2,	December 28,
	2009	2007	2009	2007

Net sales	$18,157	$15,885	$74,894	$59,363

Cost of sales	7,797	7,921	34,787	30,097

Gross profit	10,360	7,964	40,107	29,266

General and administrative:	4,289	3,370	15,730	12,951
Marketing and selling	6,425	6,500	27,053	23,723
Research and development	1,974	1,724	7,938	6,711
Other operating expenses	5,923	—	9,773	—

Total selling, general and administrative expenses:	18,611	11,594	60,494	43,385

Operating loss	(8,251)	(3,630)	(20,387)	(14,119)

Other expense, net	(579)	(157)	(1,285)	(1,037)

Loss before provision (benefit) for income taxes	(8,830)	(3,787)	(21,672)	(15,156)

Income tax provision (benefit)	630	504	1,523	843

Net loss	$(9,460)	$(4,291)	$(23,195)	$(15,999)

Basic and diluted loss per share	$(0.32)	$(0.15)	$(0.79)	$(0.57)

Weighted average shares outstanding	29,496	29,388	29,474	28,121

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended			Year Ended
	January 2,	December 28,		January 2,	December 28,
	2009	2007	% Change	2009	2007	% Change
Geographic Sales
United States	$4,460	$4,730	-5.7%	$18,927	$19,721	-4.0%

Germany	5,864	6,260	-6.3%	25,124	23,731	5.9%
Japan	3,878	141	2650.4%	13,485	423	3087.9%
Other	3,955	4,754	-16.8%	17,358	15,488	12.1%
Total International Sales	13,697	11,155	22.8%	55,967	39,642	41.2%

Total Sales	$18,157	$15,885	14.3%	$74,894	$59,363	26.2%

Product Sales
IOLs	$8,550	$5,816	47.0%	$32,926	$23,379	40.8%
ICLs	$4,389	$4,639	-5.4%	$19,069	$15,368	24.1%
Other	5,218	5,430	-3.9%	22,899	20,616	11.1%
Total	$18,157	$15,885	14.3%	$74,894	$59,363	26.2%

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	January 2,	December 28,
	2009	2007

Cash and cash equivalents	$4,992	$10,895
Short-term investments - restricted	179	150
Accounts receivable trade, net	8,422	6,898
Inventories	16,668	12,741
Prepaids, deposits, and other current assets	2,009	1,610
Total current assets	32,270	32,294
Property, plant, and equipment, net	5,974	5,772
Intangible assets, net	5,611	3,959
Goodwill	7,538	7,534
Advance payment for acquisition of Canon Staar	-	4,000
Other assets	1,189	620
Total assets	$52,582	$54,179

Accounts payable	$6,626	$4,823
Deferred income taxes - current	282	102
Obligations under capital leases - current	989	822
Line of credit	2,200	-
Other current liabilities	11,366	5,541
Total current liabilities	21,463	11,288
Notes payable - long-term, net of discount	4,414	4,166
Obligations under capital leases - long-term	897	1,311
Deferred income taxes - long-term	1,335	570
Other long-term liabilities	1,678	619
Total liabilities	29,787	17,954

Series A redeemable convertible preferred stock	6,768	-

Stockholders' equity - net	16,027	36,225
Total liabilities, redeemable convertible preferred stock and equity	$52,582	$54,179

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Year Ended
	January 2,	December 28,
	2009	2007
Cash flows from operating activities:
Net loss	$(23,195)	$(15,999)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	2,797	2,001
Amortization of intangibles	1,866	481
Amortization of discount	248	26
Loss on extinguishment of debt	-	215
Fair value adjustment of warrant	(7)	(182)
Loss on disposal of property and equipment	48	307
Equity in operations of joint venture	-	280
Deferred income tax	238	493
Stock-based compensation expense	1,513	1,456
Common stock issued for services	-	125
Loss on settlement of pre-existing distribution arrangement	3,850	-
Change in pension accounting	72	179
Other	151	32
Changes in working capital:
Accounts receivable	(891)	(210)
Inventories	1,125	861
Prepaids, deposits and other current assets	708	330
Accounts payable	(1,870)	(637)
Other current liabilities	5,119	(942)
Net cash used in operating activities	(8,228)	(11,184)

Cash flows from investing activities:
Cash acquired in acquisition of Canon Staar, net of acquisition costs	2,215	-
Advance payment on acquisition of Canon Staar Joint Venture	-	(4,000)
Deferred acquisition costs of Canon Staar	-	(197)
Acquisition of property, plant and equipment	(1,092)	(691)
Proceeds from sale of property, plant and equipment	167	72
Purchase of short-term investments	(212)	-
Dividend received from joint venture	-	117
Net change in other assets	43	24
Net cash provided by (used in) investing activities	1,121	(4,675)

Cash flows from financing activities:
Proceeds from notes payable	-	9,000
Repayments of notes payable	-	(4,000)
Repayment of note issued in connection with purchase of minority interest in subsidiary	-	(972)
Borrowings under lines of credit	3,880	1,812
Repayments of lines of credit	(1,940)	(3,610)
Repayment of capital lease lines of credit	(983)	(692)
Net proceeds from the public sale of equity securities	-	16,613
Proceeds from the exercise of stock options	40	584
Net cash provided by financing activities	997	18,735

Effect of exchange rate changes on cash and cash equivalents	207	261

(Decrease) increase in cash and cash equivalents	(5,903)	3,137
Cash and cash equivalents, at beginning of the period	10,895	7,758
Cash and cash equivalents, at end of the period	$4,992	$10,895

STAAR Surgical Company
GAAP Reconciliation Table
2-Jan-09

						2008 vs. 2007
	Q4 2008					As Reported		Ex-Japan
Statement of Operations	As Reported	Japan	Other Expenses	Ex-Japan and Other	Q4 2007	$ Change	% Change	$ Change	% Change
Sales	$18,157	$3,678	$-	$14,479	$15,885	$2,272	14%	$(1,406)	-9%
Cost of Sales	7,797	968	-	6,829	7,922	(125)	-2%	(1,093)	-14%
Gross Profit	10,360	2,710	-	7,650	7,963	2,397	30%	(313)	-4%
Gross Profit Margin	57.1%	73.7%	0.0%	52.8%	50.1%	6.9%	14%	2.7%	5%
General and Administrative	4,289	1,091	-	3,198	3,370	919	27%	(172)	-5%
Marketing and Selling	6,425	1,165	-	5,260	6,500	(75)	-1%	(1,240)	-19%
Research and Development	1,974	637	-	1,337	1,724	250	15%	(387)	-22%
Other Operating Expenses	5,923	-	5,923	-	-	5,923	0%	-	0%
Total Selling, General, and Administrative	18,611	2,893	5,923	9,795	11,594	7,017	61%	(1,799)	-16%
Operating Loss	(8,251)	(183)	(5,923)	(2,145)	(3,631)	(4,620)	127%	1,486	-41%
Other Expense, Net	(579)	(79)	-	(500)	(157)	(422)	269%	(343)	218%
Loss Before Income Taxes	(8,830)	(262)	(5,923)	(2,645)	(3,788)	(5,042)	133%	1,143	-30%
Income Tax Provision (Benefit)	630	(268)	-	898	504	126	25%	394	78%
Net Loss	$(9,460)	$6	$(5,923)	$(3,543)	$(4,292)	$(5,168)	120%	$749	-17%
Loss Per Share	$(0.32)	$0.00	$(0.20)	$(0.12)	$(0.15)	$(0.17)	120%	$0.03	-18%

						2008 vs. 2007
	2008					As Reported		Ex-Japan
Statement of Operations	As Reported	Japan	Other Expenses	Ex-Japan and Other	2007	$ Change	% Change	$ Change	% Change
Sales	$74,894	$12,731	$-	$62,163	$59,363	$15,531	26%	$2,800	5%
Cost of Sales	34,787	3,711	1,524	29,552	30,097	4,690	16%	(545)	-2%
Gross Profit	40,107	9,020	(1,524)	32,611	29,266	10,841	37%	3,345	11%
Gross Profit Margin	53.6%	70.9%	0.0%	52.5%	49.3%	4.3%	9%	3.2%	6%
General and Administrative	15,730	3,690	-	12,040	12,951	2,779	21%	(911)	-7%
Marketing and Selling	27,053	4,098	-	22,955	23,723	3,330	14%	(768)	-3%
Research and Development	7,938	2,164	-	5,774	6,711	1,227	18%	(937)	-14%
Other Operating Expenses	9,773	-	9,773	-	-	9,773	0%	-	0%
Total Selling, General, and Administrative	60,494	9,952	9,773	40,769	43,385	17,109	39%	(2,616)	-6%
Operating Loss	(20,387)	(932)	(11,297)	(8,158)	(14,119)	(6,268)	44%	5,961	-42%
Other Expense, Net	(1,285)	(103)	-	(1,182)	(1,037)	(248)	24%	(145)	14%
Loss Before Income Taxes	(21,672)	(1,035)	(11,297)	(9,340)	(15,156)	(6,516)	43%	5,816	-38%
Income Taxes	1,523	(268)	-	1,791	843	680	81%	948	112%
Net Loss	$(23,195)	$(767)	$(11,297)	$(11,131)	$(15,999)	$(7,196)	45%	$4,868	-30%
Loss Per Share	$(0.79)	$(0.03)	$(0.38)	$(0.38)	$(0.57)	$(0.22)	38%	$0.19	-34%

Summary of Other Expenses Included in Statement of Operations	Amount	Period Recorded
Purchase accounting charge related to inventory	$1,524	Q1
Settlement of preexisting distribution arrangement	3,850	Q1
Patent impairment charges	1,023	Q4
Lawsuit verdict	4,900	Q4
	$11,297

					Q4 2008 vs. Q4 2007
	2008				As Reported		Ex-Japan
Cash Flow	Q4	Japan	Ex-Japan	2007	$ Change	% Change	$ Change	% Change
Cash Used in Operating Activities	(991)	(477)	(514)	(2,671)	1,680	-63%	2,157	-81%
Cash Provided by (Used in) Investing Activities	(541)	(178)	(363)	(4,442)	3,901	-88%	4,079	-92%
Cash Provided by (Used in) Financing Activities	(161)	32	(193)	3,780	(3,941)	-104%	(3,973)	-105%
Effect of Exchange on Cash	(12)	307	(319)	32	(44)	-138%	(351)	-1097%
Increase (Decrease) in Cash	(1,705)	(316)	(1,389)	(3,301)	1,596	-48%	1,912	-58%

					2008 vs. 2007
	2008				As Reported		Ex-Japan
Cash Flow	As Reported	Japan	Ex-Japan	2007	$ Change	% Change	$ Change	% Change
Cash Used in Operating Activities	(8,228)	(3,418)	(4,810)	(11,184)	2,956	-26%	6,374	-57%
Cash Provided by (Used in) Investing Activities	1,121	2,624	(1,503)	(4,675)	5,796	-124%	3,172	-68%
Cash Provided by (Used in) Financing Activities	997	1,849	(852)	18,735	(17,738)	-95%	(19,587)	-105%
Effect of Exchange on Cash	207	499	(292)	261	(54)	-21%	(553)	-212%
Increase (Decrease) in Cash	(5,903)	1,554	(7,457)	3,137	(9,040)	-288%	(10,594)	-338%

					Q4 2008 vs. Q4 2007
	Q4 2008				As Reported		Ex-Currency
Sales in Constant Currency	As Reported	Effect of Currency	Ex-Currency	2007	$ Change	% Change	$ Change	% Change
US	4,460	-	4,460	4,730	(270)	-6%	(270)	-6%
International	13,697	(804)	14,501	11,155	2,542	23%	3,346	30%
Total	18,157	(804)	18,961	15,885	2,272	14%	3,076	19%

					2008 vs. 2007
	2008				As Reported		Ex-Currency
Sales in Constant Currency	As Reported	Effect of Currency	Ex-Currency	2007	$ Change	% Change	$ Change	% Change
US	18,927	-	18,927	19,721	(794)	-4%	(794)	-4%
International	55,967	1,640	54,327	39,642	16,325	41%	14,685	37%
Total	74,894	1,640	73,254	59,363	15,531	26%	13,891	23%